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                                                                    Exhibit 99.1


Media Contact: Jane S. Strauss     Investor Contact:    Anna M. Baird
               JSL Associates                           Chief Financial Officer
               (412) 642-6791                           Black Box Corporation
                                                        (724) 873-6788
                                                        (724) 873-6799 (fax)

                                                        FOR IMMEDIATE RELEASE


    BLACK BOX CORPORATION MERGES WITH SOUTH HILLS DATACOMM, EXPECTS $25M IN
           REVENUE AND 8(CENT) TO 10(CENT) IN EPS OVER NEXT 12 MONTHS

PITTSBURGH, PENNSYLVANIA, September 9, 1998 -- Black Box Corporation (NASDAQ:BBOX) today announced that the Company has merged with Wakefield Electronics Group, Inc., doing business as South Hills Datacomm (South Hills). Established over 20 years ago, with headquarters in Pittsburgh, PA, South Hills was a subsidiary operation of UK-based Diploma PLC. South Hills is a direct marketer of computer communications and networking products with subsidiary operations in the United States, Puerto Rico and Chile.

This acquisition expands Black Box's worldwide presence with a company that is operationally similar. 60% of revenues are derived from the U.S., 11% from Puerto Rico, 9% from Chile and the balance primarily from other Latin/South American countries.

Commenting on the merger, Fred C. Young, CEO of Black Box Corporation, stated, "The addition of South Hills Datacomm allows Black Box to increase our U.S. customer base and expand our presence in Latin/South America. With the strength of its established customer base, we expect South Hills to contribute revenues of approximately $25 million and 8(cent) to 10(cent) in earnings per share over the next twelve months."

This transaction was structured as an exchange of South Hills stock for cash accounted for under the purchase accounting method. The purchase price has not been disclosed.

When included in this press release, the words "expects," "intends," "anticipates," "believes," "estimates," "should," "plans," and analogous expressions are intended to identify forward-looking statements. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projects. Such risks and uncertainties include, among others, general economic and business conditions, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, customer preferences, the timing risks and uncertainties of consummating acquisitions and various other matters, many of which are beyond the Company's control. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Black Box is a leading worldwide direct marketer and technical service provider of computer communications and networking services and related products to businesses of all sizes, operating in 77 countries throughout the world.